Exhibit 99.1

Contacts:
Investors:	Media:
EVC Group, Inc.	EVC Group, Inc.
Doug Sherk/Jenifer Kirtland	Steve DiMattia
(415) 896-6820	(646) 201-5445
FOR IMMEDIATE RELEASE
Kitty Hawk, Inc. Reports Financial Results
For Fourth Quarter and Full Year 2006
Q4 Revenue of $86.2 Million and $8.3 Million in Net Income
2006 Revenue of $229.6 Million and $15.6 Million Net Loss
New Credit Facility Offers Additional Financial Flexibility
DALLAS — April 3, 2007—Kitty Hawk, Inc. (AMEX: KHK), the parent company of Kitty Hawk Cargo, Inc., Kitty Hawk Ground, Inc. and Kitty Hawk Aircargo, Inc., today reported a strong financial performance for the fourth quarter of 2006.
Revenue for the fourth quarter of 2006 was $86.2 million, an increase of 87.8% from the $45.9 million reported for the fourth quarter of 2005. $26.4 million of the increase was the result of work performed in managing the Christmas Network for the United States Postal Service (USPS) during 2006 — no similar work was performed in the fourth quarter of 2005. In addition, the Company reported strong growth in expedited ground freight, reflecting the contribution from the June 2006 acquisition of Air Container Transport (ACT) operating assets.
Revenue from the Company’s expedited ground freight product was $16.0 million in the fourth quarter of 2006 compared with $1.1 million in the fourth quarter of 2005. Revenue from the Company’s expedited air freight product decreased 8.9% in the fourth quarter of 2006 to $39.0 million compared with the fourth quarter of 2005. ACMI revenue was $4.8 million in the fourth quarter of 2006 which included ACMI contracts relating to USPS Christmas Network as compared to $0.9 million in the fourth quarter of 2005.
Kitty Hawk generated net income of $8.3 million, or $0.15 per diluted share allocable to common stockholders, in the fourth quarter of 2006 compared with a net loss of $4.1 million, or $0.08 per share allocable to common stockholders, for the fourth quarter of 2005.
Revenue for 2006 totaled $229.6 million, an increase of $73.0 million or 46.6% compared with total revenue in 2005. The increase was largely the result of the revenues derived from the Company’s first full year of a scheduled freight ground network, combined with the $26.4 million in revenue generated from the operation and management of the USPS network in 2006. In total, scheduled freight network revenue increased $39.7 million in 2006 due to a 190.1% increase in chargeable weight partially offset by a 54.9% decrease in average yield compared to the prior year. Our average yield decrease was primarily due to a change in the mix of our products because the expedited ground freight product has substantially higher volumes at lower yields than our expedited air freight product.
The Company reported a net loss allocable to common stockholders for 2006 of $15.6 million compared with a net loss allocable to common stockholders in 2005 of $8.8 million. The net loss allocable to common stockholders was $0.30 per share in 2006 compared with $0.17 per share in 2005.
Additional Fourth Quarter 2006 Operating Results
Scheduled freight revenue for the fourth quarter of 2006 was $49.4 million, an increase of 12.5% compared to the fourth quarter of 2005. Fourth quarter 2006 system chargeable weight increased 266.1% as compared to the fourth quarter of 2005 and average yield decreased 65.8%. The increase in chargeable weight and decrease in yield reflected the fourth quarter of 2005 launch of the Company’s new expedited ground freight product, which has substantially higher volumes at lower yields than the expedited air freight product. Expedited ground freight product revenue during the fourth quarter of 2006 was $16.0 million including $10.4 million of scheduled ground freight product revenue and $5.6 million of revenue related to other ground freight services.
Transportation expense for the fourth quarter of 2006 increased $11.0 million or 159.7% from the quarter ended December 31, 2005. This increase is primarily due to increased network trucking expense including purchased transportation costs and owner operator expenses, which reflect the expansion of the expedited ground freight product. Kitty Hawk’s aircraft fuel cost averaged $2.01 per gallon as compared to $2.15 per gallon for the fourth quarter of 2005, a decrease of 6.5%. Total aircraft fuel expense increased $2.0 million in the fourth quarter of 2006. The increase resulted from a $3.3 million increase in fuel consumption, primarily related to USPS contract operations, partially offset by a $1.3 million decrease in the average cost of aircraft fuel. In addition, maintenance expense for the fourth quarter of 2006 included a $0.8 million net adjustment for our aircraft parts and supplies as compared to a $2.4 million net adjustment in the fourth quarter of 2005.
Recent Developments
The Company also today announced that it recently entered into a new, more flexible $25 million revolving facility with Laurus Master Fund, Ltd. (Laurus). The facility replaces the Company’s prior facility and increases the size of the facility up to $25 million from $20 million, subject to a borrowing base calculation. The Company plans to use funds from the facility principally for working capital.
Over the next few weeks, the Company is scheduled to introduce to its air and ground customers a new website and start the roll-out of a new cargo operations information technology system. The new website and cargo operations system significantly improves on-line customer booking, shipment tracking, customer communications, billing and account management capabilities.
Robert W. Zoller, President and Chief Executive Officer of Kitty Hawk commented, “Operations performed during the fourth quarter on behalf of the USPS were a very significant undertaking this year, encompassing a complex coordination of air and ground operations across multiple states and under tight deadlines and exacting performance standards. We are grateful for the opportunity to serve the USPS and its customers during one of their busiest times of the year. We were also pleased with the performance of our industry partners and believe our success in operating and managing this program demonstrates Kitty Hawk’s growing operational and logistics strength.”
“The new facility with Laurus represents another major milestone for Kitty Hawk, providing the increased financial flexibility that we believe will allow us to achieve our business goals in 2007. In addition, the new enhancements in technology will provide our customers with expanded and more efficient access to our products and services as well as a significant new competitive advantage for the Company. Kitty Hawk expects to see real benefits from the new technology beginning in the second quarter of 2007,” continued Mr. Zoller.
2007 Outlook
Due to the seasonality of the business and the softness in demand that the industry has experienced throughout the latter part of 2006, the Company is cautious in its outlook for 2007. “As with others in our industry softness in demand for our products has persisted into the first quarter of 2007. As a result, the Company is focused on various revenue generation and cost and capacity control programs for both its air and ground operations. We remain committed to providing superior customer service while at the same time seeking to achieve operational efficiencies, prudent cost controls and an appropriate balance between demand, capacity and growth. Achieving financial targets for 2007 will depend on the Company’s ability to improve financial performance for its air and ground products, the trends for aviation and diesel fuel prices, carefully managing under-utilized capacity as well as minimizing its overall cost of operation. The Company expects its capital expenditures for the full year 2007 will be approximately $2.0 million,” concluded Mr. Zoller.
Important information about the Company’s results from operations, the new Laurus facility and other subsequent events that should be read in conjunction with this release are included in the Form 10-K for the period ended December 31, 2006 filed by the Company on April 2, 2007.

Conference Call Information
Management will host a conference call on Tuesday, April 3, 2007 at 8:30 a.m. Eastern time to review the financial results. To access the call, dial 800-240-2134, or 303-262-2130 for international callers. To listen to the live web cast go to www.kittyhawkcompanies.com under the Investor Relations area of the web site. A replay of the conference call will be available approximately one hour after the conclusion of the call and through midnight ET April 10, 2007 by dialing 800-405-2236 for domestic callers or 303-590-3000 for international callers, both using the passcode 11087077#.
About Kitty Hawk, Inc.
www.kittyhawkcompanies.com
As a recognized leader in customer service, Kitty Hawk is the premier provider of guaranteed, mission-critical, overnight air, second morning-air and expedited ground freight transportation to major business centers, international freight gateways and surrounding communities throughout North America, including, Alaska; Hawaii; Toronto, Canada; and San Juan, Puerto Rico. Kitty Hawk’s scheduled freight network and award-winning guaranteed overnight air or expedited ground products are ideal for heavy-weight (over 150 lbs.), high-value or high-security, special goods with unique dimensions, perishables, animals and/or other shipments requiring special handling.
With more than 30 years experience in the aviation and air freight industries, Kitty Hawk plays a key connecting role in the global supply chain. Kitty Hawk serves the logistics needs of more than 550 freight forwarders, integrated carriers, domestic and international airlines and logistics companies with its extensive integrated air and ground network, fleet of Boeing 737-300SF and 727-200 cargo aircraft, as well as a 240,000 square-foot cargo warehouse, U.S. Customs clearance and sort facility at its Fort Wayne, Indiana hub.
In 2005, Kitty Hawk became the North American launch customer for the fuel-efficient and environmentally-friendly Boeing 737-300SF cargo aircraft. In late 2005 Kitty Hawk launched its new coast-to-coast and border-to-border expedited ground network reaching key business centers throughout the U.S., Canada and Mexico. In early 2006 to manage the growing demand for its high customer service ground freight product Kitty Hawk formed Kitty Hawk Ground, Inc. In June 2006 Kitty Hawk Ground acquired and began integrating the majority of the assets of 20-year-old Air Container Transport (ACT), the dominant expedited airport-to-airport freight trucking company operating from southwestern Canada to San Diego as well as additional cities as far east as Texas and Illinois.
Statement under the Private Securities Litigation Reform Act:
This report may contain forward-looking statements that are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or future financial and operating performance and involve known and unknown risks and uncertainties that may cause actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “intends,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause actual results to differ from expectations are: economic conditions; the impact of high fuel prices; our inability to successfully implement and operate our expanded scheduled airport-to-airport expedited ground freight network; failure of key suppliers and vendors to perform; our inability to attract sufficient customers at economical prices for our air network or ground network; unforeseen increases in liquidity and working capital requirements related to our air and ground network; potential competitive responses from other operators of nationwide airport-to-airport ground freight networks; the continued impact of terrorist attacks, global instability and potential U.S. military involvement; the Company’s significant lease obligations and indebtedness; the competitive environment and other trends in the Company’s industry; changes in laws and regulations; changes in the Company’s operating costs including fuel; changes in the Company’s business plans; interest rates and the availability of financing; limitations upon financial and operating flexibility due to the terms of our revolving facility; liability and other claims asserted against the Company; labor disputes; the Company’s ability to attract and retain qualified personnel; and inflation. For a discussion of these and other risk factors, see the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. The Company operates in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on the Company’s business or events described in any forward-looking statements. The Company disclaims any obligation to publicly update or revise any forward-looking statements after the date of this release to conform them to actual results.

KITTY HAWK, INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
	(in thousands, except share and per share data)
Revenue:
Scheduled freight network	$49,380	$43,882	$191,579	$151,910
Network management	26,442	—	26,442	—
ACMI	4,765	893	5,713	2,431
Miscellaneous	5,579	1,091	5,908	2,296

Total revenue	86,166	45,866	229,642	156,637
Cost of revenue:
Flight expense	8,431	8,826	33,653	30,241
Transportation expense	17,865	6,880	56,543	17,106
Fuel expense	18,307	15,597	61,530	54,656
Maintenance expense	5,070	5,936	16,817	14,207
Freight handling expense	19,520	7,438	46,191	26,715
Depreciation and amortization	898	902	3,468	3,693
Operating overhead expense	4,768	2,171	16,088	11,146

Total cost of revenue	74,859	47,750	234,290	157,764

Gross profit (loss)	11,307	(1,884)	(4,648)	(1,127)
General and administrative expense	2,820	2,078	9,904	8,052

Operating income (loss)	8,487	(3,962)	(14,552)	(9,179)
Other (income) expense:
Interest expense	247	78	559	287
Other, net	(375)	(206)	(678)	(956)

Net income (loss)	8,615	(3,834)	(14,433)	(8,510)
Preferred stock dividends	291	313	1,172	313

Net income (loss) allocable to common stockholders	$8,324	$(4,147)	$(15,605)	$(8,823)

Basic income (loss) per share	$0.16	$(0.08)	$(0.30)	$(0.17)

Diluted income (loss) per share	$0.15	$(0.08)	$(0.30)	$(0.17)

Weighted average common shares outstanding — basic	51,582,032	51,582,032	52,854,459	51,447,898

Weighted average diluted common shares outstanding — diluted	53,840,086	51,582,032	52,854,459	51,447,898

KITTY HAWK, INC. AND SUBSIDIARIES
BALANCE SHEET

	December 31, 2006	December 31, 2005
	(in thousands)
Cash and cash equivalents	$9,589	$26,650

Total assets	53,823	56,934

Notes payable and long-term obligations	392	2,304

Stockholders’ equity	$14,898	$27,407